UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2013

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, the Compensation and Human Resources Committee of the Board of Directors of Interval Leisure Group, Inc. (“ILG”) established a 2013 Long-Term Incentive Program and a 2013 Annual Incentive Program, each pursuant to the terms and conditions of ILG’s 2008 Stock and Annual Incentive Plan, as amended.  Under both of these programs eligible executives include the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, and Chief Accounting Officer.

The 2013 Annual Incentive Program is similar to the prior Annual Incentive Program adopted by the committee and provides for a cash payment in an amount based upon each executive’s target annual incentive opportunity, ILG’s financial performance, and, for some executives, individual performance. ILG’s financial performance for purposes of the annual incentive program will be measured using both Adjusted EBITDA and Revenue. For this purpose, Adjusted EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) interest income and interest expense, (7) other non-operating income and expense, and (8) one time charges.  Revenue is the consolidated revenue of ILG for 2013.  For the Chief Executive Officer and the Chief Operating Officer, the payment is based 80% on the Adjusted EBITDA target and 20% on the revenue target. For the remaining officers the payout is based 60% on the Adjusted EBITDA target, 20% on the revenue target and 20% on subjective individual performance.  If target levels of performance are achieved, the target payout will be earned. If higher levels of performance are achieved, additional amounts will be earned up to 200% of the target for Adjusted EBITDA and up to 140% of target for revenue. If lower levels of performance are achieved, a lesser amount will be earned. If minimum performance levels are not achieved, no payout based on the Adjusted EBITDA and/or revenue targets will be earned.

The 2013 Long-Term Incentive program is similar to the prior Long-Term Incentive Program adopted by the committee with respect to two components: annual restricted stock units (“RSUs”) and performance RSUs.  For 2013, 75% of each executive’s long-term incentive opportunity will be delivered through annual RSUs vesting pro-rata over four years and 25% will be delivered through performance RSUs. The annual RSUs will vest 25% each year with full vesting occurring four years after the date of grant, subject, in the case of each executive named above, to the satisfaction of initial performance conditions related to specified operating metrics relating to unit volume and market share. Consistent with 2012, 60% of the performance RSUs will consist of RSUs that can be earned based on achievement of a targeted level of cumulative Adjusted EBITDA (defined as above) for the years 2013-2015 while 40% of the performance RSUs will consist of RSUs that can be earned based on the relative total shareholder return of ILG stock from December 31, 2012 through December 31, 2015 as compared to two indexes — the Russell 2000 and those Hotels, Restaurants and Leisure companies in the Russell 2000 with the GICS code 253010. If target levels of performance are achieved, the target number of performance shares will be earned. If higher levels of performance are achieved, additional shares will be earned up to 200% of the target. If lower levels of performance are achieved, fewer shares will be earned. If minimum performance levels are not achieved, no performance shares will be earned. Any shares that are earned based on the cumulative 2013-2015 Adjusted EBITDA or relative total shareholder return performance will vest on the later of the third anniversary of the grant date or the date on which the Compensation and Human Resources Committee certifies attainment of performance levels. If the executive leaves the organization prior to the vesting for good reason, termination without cause, death, or disability (as further defined in the terms and conditions), one-third of the performance RSUs for each completed 12-month period of service will be retained subject to attainment of ILG’s attainment of the 2013 — 2015 performance criteria and the remainder will be forfeited.

In addition, the committee determined to make additional leadership RSU grants to retain the named executive officers following the vesting during 2012 of the grants made in connection with the spin-off.  The leadership RSUs vest on the third anniversary of grant and are subject, in the case of each executive named above, to the satisfaction of initial performance conditions related to specified operating metrics relating to unit volume and market share.

The foregoing is only a brief summary and the specific terms and conditions of the annual RSUs, performance RSUs and leadership RSUs are qualified by reference to the terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President, General Counsel
and Secretary

Date:  March 4, 2013